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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
BMC Communications/Trout Group                 Enchira Biotechnology Corporation
Brad Miles x17 (for media inquiries)           Paul G. Brown, III
Jonathan Fassberg x16                          Chief Financial Officer
   (for investor inquiries)                    (281) 364-6140
(212) 477-9007


                     ENCHIRA LOSES ARBITRATION WITH MAXYGEN

COMPANY BELIEVES ARBITRATOR'S RULING INCONSISTENT WITH PATENT OFFICE ACTION

THE WOODLANDS, TX -- MARCH 9, 2001 -- Enchira Biotechnology Corporation (NASDAQ: ENBC) announced today that it received an unfavorable ruling from the arbitrator, retired Federal Judge Charles Renfrew, in its arbitration proceeding with Maxygen, Inc. of Redwood City, California (NASDAQ: MAXY). Judge Renfrew's opinion found that Enchira breached several provisions of the License and Development Agreement (the Agreement) dated May 19, 1997 with Maxygen with respect to Enchira's RACHITT(TM) and high throughput screening technologies, but Judge Renfrew did not specify a remedy at this time. Judge Renfrew directed the parties "to meet and confer to see if they can arrive at an agreement as to the appropriate remedy." In the event the parties cannot reach an agreement, the parties will reappear before Judge Renfrew, who will then make a remedial determination.

"We are disappointed with the outcome of the arbitration and disagree with Judge Renfrew's decision," said Peter Policastro, Enchira's President and Chief Executive Officer. "Indeed, we believe Judge Renfrew's decision is internally inconsistent and rests on incorrect holdings on issues more appropriately decided by the United States Patent and Trademark Office (PTO). In fact, the PTO recently has reached a diametrically opposite decision in its examination of Enchira's RACHITT(TM) patent application. We intend to pursue every avenue to reverse Judge Renfrew's decision, but, in the meantime, we intend to fully comply with his instructions to seek a quick resolution with Maxygen as to the remedy for our alleged breach of the agreement."

Judge Renfrew's decision was the result of an arbitration initiated by Maxygen in April 2000 arising out of its collaboration with Enchira under the Agreement that was terminated in 1998. Maxygen claimed that Enchira's alleged breach of the Agreement enabled it to develop its RACHITT(TM) and high throughput screening technologies. Enchira denied from the outset that it had breached the Agreement, and it continues to assert that it independently developed its RACHITT(TM) technology after the collaboration ended.

Additional information about Enchira is available at its web site: http://www.enchira.com.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING BUT NOT LIMITED TO, THE ABILITY TO RAISE ADDITIONAL FUNDS ON ACCEPTABLE TERMS, THE TECHNICAL UNCERTAINTY AND RISKS ASSOCIATED WITH COMMERCIALIZATION OF THE COMPANY'S TECHNOLOGY, THE MARKET ACCEPTANCE OF THE COMPANY'S TECHNOLOGY, THE COMPANY'S DEPENDENCE ON

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COLLABORATION PARTNERS, COMPETITION, AND THE ABILITY TO ENFORCE AND DEFEND
THE COMPANY'S PATENTS AND PROPRIETARY TECHNOLOGIES. SHOULD ONE OR MORE OF SUCH RISKS AND UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF SUCH RISKS AND ASSUMPTIONS, SEE "RISK FACTORS" INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999.

SOURCE: Enchira Biotechnology Corporation


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